PRESS RELEASE

Teri L. List-Stoll to join DICK'S Sporting Goods as Executive Vice President, Chief Financial Officer

PITTSBURGH, Pa., June 5, 2015 – DICK’S Sporting Goods, Inc. (NYSE: DKS) announced today that Teri L. List-Stoll will join the company in August 2015 as Executive Vice President, Chief Financial Officer. In this capacity, Ms. List-Stoll will oversee the Finance and Legal organizations.

Ms. List-Stoll joins DICK’S with 30 years of experience. Prior to joining the Company, she was employed by Kraft Foods Group from September 2013 to May 2015. Ms. List-Stoll served as Executive Vice President and Chief Financial Officer from December 2013 to February 2015. In this role, she was responsible for leading Kraft’s financial operations, including Accounting and Reporting, Financial Planning & Analysis, Treasury, Tax, Audit, Investor Relations and Acquisitions & Divestitures. Ms. List-Stoll then transitioned to Senior Advisor from February 2015 to May 2015. Before her role as Executive Vice President and Chief Financial Officer, she served as Senior Vice President of Finance from September 2013 to December 2013.

Prior to Kraft Foods, Ms. List-Stoll served as Senior Vice President and Treasurer at The Procter & Gamble Company (P&G), which she joined in 1994. Before joining P&G, she was with Deloitte & Touche LLP for over nine years. Ms. List-Stoll received her B.A. in Business Administration from Northern Michigan University and is a Certified Public Accountant.

Ms. List-Stoll currently serves on the Board of Directors for Microsoft Corporation and Danaher Corporation.

"We are pleased to welcome Teri to DICK'S Sporting Goods and look forward to benefitting from her extensive financial experience, leadership and strategic acumen as we execute our growth pillars,” said Edward W. Stack, Chairman and CEO. "Teri will be an excellent addition to our senior management team.”

André J. Hawaux, the Company’s Executive Vice President, Chief Operating Officer/Chief Financial Officer, will continue to serve in the Chief Financial Officer role until Ms. List-Stoll assumes the role of Chief Financial Officer. Mr. Hawaux will then continue to serve as the Company’s Executive Vice President, Chief Operating Officer and will be responsible for Store Operations, Real Estate, Information Technology and Human Resources.

About DICK’S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 2, 2015, the Company operated more than 610 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear. Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy, Field & Stream and True Runner specialty stores. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Press Room or Investor Relations pages at DICKS.com.

Contacts:
Investor Relations:

Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Nathaniel A. Gilch, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

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